EXHIBIT 10.8

DISTRIBUTION AGREEMENT

THIS DISTRIBUTOR AGREEMENT (this "Agreement") is dated as of November 9, 2016 (the "Effective Date"), by and between AmpliTech Inc., a New York corporation ("Manufacturer"), and East Coast Microwave Sales & Distribution, LLC. a Massachusetts corporation ("ECM").

RECITALS

WHEREAS, Manufacturer is a global supplier of microwave and millimeter-wave electronic products to customers in the aerospace, medical, military, telecommunications and other markets;

WHEREAS, ECM is a distributor of radio frequency (RF) and microwave coaxial connectors, cable assemblies and components, specializing in distributing coaxial connectors to commercial and military markets;

WHEREAS, Manufacturer desires to engage ECM to market and sell Manufacturer's products to customers as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

a.

Appointment. Manufacturer appoints ECM on an exclusive basis to serve during the term of this Agreement as an authorized distributor of the Products within the Territory (as those terms are defined below), and ECM accepts such appointment. Manufacturer will be entitled to market, sell and distribute the Products within the Territory either directly or through other authorized distributors or dealers. However, Manufacturer will inform ECM of the appointment of any other authorized distributor of the Products within the Territory within 30 days of such appointment. ECM shall not be prevented in any way from selling within the Territory similar products or merchandise of other suppliers or manufacturers only if the manufacturer has first right of refusal in providing those products per ECM specifications. ECM shall notify Manufacturer in advance of appointing any new suppliers or manufacturers of products that are similar to that of the Manufacturers.

b.

Definition of "Products." The term "Products" means the products listed on the Distributor Price List attached hereto as Exhibit A (the "Price List"). Products may be added to or deleted from the Price List by Manufacturer upon 60 days' prior written notice to ECM.

c.	Definition of "Territory." The term "Territory" will mean the United States, Canada, Mexico and South Americas.

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1.	Export Compliance.

a.

ECM agrees to comply with all applicable U.S. export control laws and regulations, specifically including, by not limited to, the requirements of the Arms Export Control Act, 22 U.S.C. 2751-2794, including without limitation the International Traffic in Arms Regulation (ITAR), 22 C.F.R. 120 et seq,; and the Export Administration Act, 50 U.S.C. app. 2401-2420, including without limitation the Export Administration Regulations, 15 C.F.R. 730-774 (EAR); and the requirement for obtaining any export or reexport license or agreement, if applicable. Without limiting the foregoing, ECM agrees that it will not directly or indirectly transfer any export controlled item, data, or services, to include transfer to foreign persons employed by or associated with, or under contract to ECM, without authority of an export license, agreement or applicable exemption or exception, and shall use all reasonable efforts to ensure same.

b.

ECM shall provide prompt notification to Manufacturer in the event of any violation or potential violation of any applicable laws or regulations, including without limitation the EAR or ITAR, and the initiation or existence of any government, quasi-government or other regulatory investigation or judicial body.

c.	ECM represents that it is registered with the Office of Defense Trade Controls, as required by the ITAR, and it maintains an effective export/import compliance program in accordance with the ITAR.

d.

ECM shall not make, offer, agree to make, directly or indirectly, any kind or political contribution to any political candidate, faction or committee, government officer or employee or any other person in the solicitation, promotion or sale of the Products, or on behalf or, or for the benefit of, the Manufacturer.

2.

Term. The initial term of this Agreement will continue for twelve months after the Effective Date unless terminated as provided herein. The term will automatically renew upon each one-year anniversary date of the Effective Date until this Agreement is terminated as provided herein.

3.	Obligations of E M. ECM will:

a.	Effectively promote the sale of the Products and generate and maintain sales of the Products within the Territory;

b.	Provide timely delivery and superior customer service to ECM's customers with regard to the Products;

c.	Provide Manufacturer with sales activity reports in a mutually agreeable format as follows:

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i.	A stock status report showing the month-end, on-hand quantities of the Products by device type and warehouse location,; and

ii.	A point-of-sale report showing Product sales for the month by device type, customer name and address, quantity and distributor cost for the Products,

iii.	Provide an annual sales report (Q3 - Q3) by October 31st of each year of the Term detailing sales of ITAR controlled items manufactured in Manufacturer's maquiladora.

d.	Participate in such training programs as may be offered by Manufacturer;

e.

Promptly investigate and monitor all customer concerns or inquiries regarding the Products and promptly inform Manufacturer of all such concerns and inquiries and any accidents, incidents or other events which may give rise to a claim involving the Products;

f.	At all times comply with all federal, state and local laws, regulations and ordinances applicable to ECM's business, including but not limited to maintaining all licenses required by such laws;

g.	Maintain comprehensive general liability and other insurance in accordance with industry standards and provide a Certificate of Insurance upon Manufacturer 's request; and

h.

In the event of a recall of the Products by Manufacturer, ECM will cooperate with Manufacturer, which will have responsibility and final authority as to the actions taken with respect to ECM's customers and with respect to government authorities in implementing such recall. Such cooperation will include but not be limited to identifying customers and locating and retrieving, if necessary, recalled Products from ECM's customers.

4.	Obligations of Manufacturer. Manufacturer will provide the following at no cost to ECM, in quantities and as otherwise deemed commercially reasonable by Manufacturer:

a.	Current pricing and other information on the Products;

b.	Marketing materials and samples for sales programs;

c.	Training and technical support for the Products sold by ECM; and

d.

A monthly status report listing all accepted orders that have not yet been shipped, indicating the part number, quantity, order date, purchase order number and Date of Shipment (as defined below) for each such order.

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5.	Audits. At any time during the Term, upon reasonable prior written notice, Manufacturer may at its cost:

a.

Conduct or authorize its agent to conduct an audit of those records of ECM which pertain to purchases and sales of the Products during the previous twelve months or from and after the last audit, whichever period is shorter; and

b.	Conduct a physical inventory (or, in automated facilities, observe cycle counts and related methodology) of the Products at ECM's locations.

The audit and inventory will be carried out at reasonable times and in a manner that will not disrupt or otherwise materially adversely impact the conduct of ECM's business. Manufacturer's auditors will sign non-disclosure agreements before being permitted to perform audit. If the results of the audit indicate that ECM has breached its obligations pursuant to this Agreement, the cost of the audit shall be paid ECM

6.	Orders; Rescheduling: Cancellation; Acceptance.

a.

Orders. Manufacturer will accept each ECM purchase order, in writing, at the earliest practicable date, but in any event within five business days following receipt thereof, and will confirm the requested shipment date or specify an alternative shipment date (the "Date of Shipment"). ECM will have no obligation to order any minimum quantity of Products. All orders for the Products may be accepted or rejected in Manufacturer's sole discretion. ECM's purchase of the Products will be subject to Manufacturer's then-current standard terms and conditions, provided that the terms of this Agreement will control in the event of any conflict between this Agreement and such standard terms and conditions.

b.

Rescheduling; Cancellation. ECM may reschedule the delivery of any orders for which a written request for rescheduling is received by Manufacturer at least 30 business days prior to the scheduled Date of Shipment. Orders inside of such 30-business-day lead time may not be rescheduled. ECM may cancel any orders for which a written request for cancellation is received by Manufacturer at least 40 business days prior to the scheduled Date of Shipment. Orders inside of such 40-business-day lead time may not be cancelled. Custom-made Products which are not included on the Price List or are otherwise designated as custom by Manufacturer shall not be cancellable by ECM.

c.

Acceptance. ECM's acceptance of the Products will occur upon the earlier of five days after ECM's receipt of the Products or ECM providing written notice to Manufacturer that the Products are defective or do not conform to Manufacturer's applicable warranty, the terms of this Agreement, or ECM's order ("Non- conforming Parts"). Upon receipt of such written notice, Manufacturer will, in its discretion, accept return of such Products for credit to ECM or repair or replace such products at Manufacturer's cost.

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7.	Shipping and Risk of Loss.

a.

Packing and Labeling. Packing materials and shipping methods used by Manufacturer for the Products will conform to industry standards. Manufacturer will ensure that the SKU on the packing label matches the SKU on the price list and invoices. Manufacturer will mark each Product and shipping container in accordance with a mutually agreed upon label format.

b.	Shipping Cost. ECM will pay the cost to ship the Products to the locations specified by ECM.

c.

Title and Risk of Loss. Title and risk of loss of the Products will transfer to ECM upon acceptance of the Products by the carrier selected by ECM (tei.e., shipment of the Products from Manufacturer's locations).

8.	Prices: Taxes: Payments. ECM will pay the prices for the Products as set forth in the Price List.

a.

Price Changes. If Manufacturer offers ECM special pricing, discounts or any other terms pursuant to program offers, ECM may adjust the prices of the Products in its purchase orders to reflect such terms. Manufacturer may change the prices contained in the Price List upon 30 business daysgay' s prior written notice to ECM.

b.

Taxes. The prices set forth in the Price List are exclusive of all taxes. Manufacturer will invoice ECM for all taxes applicable to sales of the Products which Manufacturer is required by law to collect from ECM. ECM shall be responsible for all custom and similar taxes and duties levied upon shipment and sale of the Products

c.

Payments. Manufacturer will invoice ECM via electronic or fax transmission no later than the business day after shipment of the Products. Payment of the invoices will be due within 30 days of the invoice date.

9.	Return of Products.

a.

Annual Rotation. Once during each twelve-month period, ECM may return to Manufacturer for credit a quantity of Products delivered at least twelve months prior to the return date, the value of which (including all returns during such period except returns of Non-Conforming Parts) will not exceed 5% of the total amount invoiced by Manufacturer to ECM for all Products purchased by ECM during the previous twelve-month period. The amount of the credit will equal the price paid by ECM, less any prior credits taken thereon. Such returns will be shipped at ECM's cost to Manufacturer's designated location or locations. ECM must obtain a Return Material Authorization (RMA) from Manufacturer prior to shipment, and all Products returned must be in their original, smallest, unopened packaging, undamaged and in merchantable condition.

b.	Recalled Product. ECM may return for credit any Products that are officially recalled by Manufacturer.

c.

Non-Cancelable/Non-Retumable. Manufacturer shall inform ECM which Products are "Non-Cancelable/Non-Returnable" (NC/NR) and give ECM at least 90 days' prior written notice of any changes in Manufacturer's NC/NR classification of the Products. Notwithstanding the foregoing, Manufacturer and ECM may agree that a specific Product not otherwise NC/NR may be NC/NR for a particular ECM customer.

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10.	Product Changes.

a.	Addition and Deletion of Products. Manufacturer may add or delete Products from the Price List upon 30 days' prior written notice to ECM.

b.

Obsolescence and Modification. Manufacturer reserves the right, upon at least 90 days' prior written notice to ECM, to (i) discontinue the manufacture or sale of, or otherwise render or treat as obsolete, any Product, (ii) modify the design or manufacture of any Product so as to preclude or limit ECM's sales of such Product, or (iii) modify the status of any Product so as to limit ECM's right to return or obtain price protection for such Product. ECM may, in its discretion, within 60 days of its receipt of such notice, notify Manufacturer in writing of its intention to return any or all such Products which remain in its inventory for a credit equal to the net price paid by ECM for such Products. Such returns will be shipped at ECM's cost to Manufacturer's designated location or locations. ECM must obtain a Return Material Authorization (RMA) from Manufacturer prior to shipment, and all Products returned must be in their original, smallest, unopened packaging, undamaged and in merchantable condition.

11.	Limited Warranty.

a.	Warranties to ECM. Subject to all subsections of this Section, Manufacturer warrants to ECM and its customers that:

i.	The Products will be free from defects in design, workmanship and materials under normal use for one year after the sale of the Products by ECM to its customer;

ii.	The Products will be free and clear of all liens at the time of sale to ECM;

iii.	The Products will comply with all applicable laws;

iv.	The Products will not infringe upon the intellectual property rights of any other person or entity; and

v.	ECM is authorized to pass this limited warranty through to ECM's direct customers.

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b.

Remedies. Either ECM or ECM's customer may return any Product to Manufacturer under the terms of this limited warranty. Manufacturer's obligations under this limited warranty are limited to the repair or replacement, at its sole discretion, of the Products which are determined by Manufacturer to be not in compliance with this limited warranty, free of charge to the owner of the Products.

c.

Exclusions. Manufacturer makes no representations, statements or warranties either express or implied, in connection with this Agreement or with respect to the Products or any related materials, including without limitation, those concerning merchantability or fitness for a particular purpose, or against infringement, other than as expressly specified herein. Any condition, term or warranty relating to this Agreement or the Products that might otherwise be implied or incorporated within this Agreement by reason of statute, common law or otherwise, is expressly excluded.

Modification or change of any Product by ECM or any other party may void this limited warranty. Damage due to accidents, misuse, negligence, improper use, unintended use, storage or transport is not covered. Damage due to exposure to the elements or chemicals is not covered.

d.

Limitations and Disclaimers. THIS LIMITED WARRANTY IS THE ONLY EXPRESS WARRANTY PROVIDED BY MANUFACTURER FOR THE PRODUCTS. MANUFACTURER ASSUMES NO OTHER OBLIGATION OR LIABILITY IN CONNECTION WITH THE PRODUCTS. MANUFACTURER DOES NOT AUTHORIZE ECM OR ANY OTHER PERSON OR ENTITY TO ALTER, AMEND OR OTHERWISE CHANGE THIS LIMITED WARRANTY IN ANY MANNER. MANUFACTURER IS NOT RESPONSIBLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR EXPENSES CLAIMED AS A RESULT OF THE USE OF THE PRODUCTS, INCLUDING BUT NOT LIMITED TO LOSS OF INCOME, DOWNTIME EXPENSES AND ANY OTHER COMMERCIAL LOSSES. THIS WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, STATUTORY OR OTHERWISE, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

e.	All warranty and indemnification provisions of this Agreement will survive the termination hereof.

12.	Intellectual Property.

a.

Indemnification. Manufacturer will indemnify, defend and hold harmless ECM, its shareholders, officers, directors, employees, agents, successors and assigns, and its customers (the "Indemnified Parties") against all losses, damages, costs and expenses (including reasonable attorneys' fees and costs) ("Losses") based on any claims, demands, suits, proceedings and actions ("Claims") in connection with any actual or alleged infringement of any patent, copyright, trademark, trade secret or other intellectual property right of a third party, including any Claims that the Products, or the process, design, or methodology used to manufacture the Products, infringes any third party patent, copyright, trademark, trade secret or other intellectual property right.

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b.

ECM Assistance. ECM will provide Manufacturer with written notice of any Claims, grants full authority to Manufacturer to defend and settle all Claims, and upon Manufacturer's request, provide reasonable assistance and information, at Manufacturer's reasonable cost and expense.

c.

Ownership. ECM acknowledges that Manufacturer retains and will retain exclusive ownership of the Products, including without limitation all intellectual property rights with regard to the Products and any enhancements thereto. ECM further acknowledges that it shall not acquire any rights in respect of the Products and any other property rights associated therewith, including without limitation, the goodwill associated therewith, and that all such rights are, and shall remain vested, in Manufacturer. ECM shall not directly or indirectly reverse engineer or attempt to reverse engineer any aspect of the Products. All rights, title and interest in and to any invention, innovation, design, idea, application, process or improvement, related, directly or indirectly, to the Products, and any written documentation thereof, and all intellectual property which ECM may develop or create related to the Products or made or conceived using Manufacturer's proprietary information are "works made for hire" specifically ordered and commissioned for Manufacturer, and will be and remain forever the sole and exclusive property of Manufacturer.

13.	General Indemnification and Damages.

a.

Indemnification by Manufacturer. Manufacturer will indemnify, defend and hold harmless the Indemnified Parties against any and all Losses based on any Claims in connection with any actual or alleged death, personal injury or damage to property resulting from the Products or the use or operation thereof. Manufacturer will not be liable for any Losses resulting from any Claims arising as a result of ECM's negligence or modification of the Products.

b.	Indemnification by ECM. ECM will indemnify, defend and hold harmless Manufacturer, its shareholders, officers, directors, employees, agents, successors and assigns, and its customers

c.

Damages. The parties will not be liable to any person or entity in any circumstances related to this Agreement for any amounts representing indirect, special, incidental, consequential or punitive damages or damages based on any multiple of earnings or other factors.

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14.	Termination.

a.

Termination for Convenience. Either party may terminate this Agreement without cause and at any time upon giving 30 days' prior written notice to the other party (each, a termination for "Convenience"). Such termination will be effective on the date stated in the notice.

b.	Termination for Cause. Either party may terminate this Agreement immediately (each, a termination for "Cause") in the event the other party:

i.	Becomes bankrupt or otherwise insolvent;

ii.	Assigns or transfers, either voluntarily or by operation oflaw, any or all of its rights or obligations under this Agreement without having obtained the prior written consent of the other party; or

iii.	Fails to perform any of its material obligations under this Agreement and fails to cure such default within 30 days after written notice.

c.	Effects of Termination:

i.

Upon termination of this Agreement, Manufacturer will complete and ship all orders previously accepted, and will reject or cancel all orders not previously accepted. ECM will remain liable for, and timely pay for all orders accepted as of the date of termination of this Agreement.

ii.

Upon termination of this Agreement, Manufacturer will, at ECM's option, repurchase any or all unsold Products in ECM's inventory or in transit to ECM on the effective date of termination. The repurchase price for such Products will be the actual net invoice price paid by ECM less any prior credits.

iii.

If ECM terminates this Agreement for Cause or if Manufacturer terminates this Agreement for Convenience, then Manufacturer will pay all freight charges associated with the repurchase of Products under this Section without a re-stocking charge.

iv.

If Manufacturer terminates this Agreement for Cause or if ECM terminates this Agreement for Convenience, then ECM will pay all freight charges associated with the repurchase of Products under this Section and a re-stocking charge of 15%.

v.	All Products returned under this Section will be packaged in the original, smallest, unopened packaging, undamaged and in merchantable condition.

Confidential Information. Each party will receive and maintain in confidence all technical, pricing, sales data, proprietary information and trade secrets of the other (including but not limited to knowledge of manufacturing or technical processes, financial and systems data and customer information) (collectively, the "Confidential Information"), except and to the extent that (a) disclosure is required by law, regulation or court order, or (b) such information enters into the public domain through no fault of the party obligated to maintain such confidentiality. Each party shall use the same degree of care as it uses to protect its own confidential information, but no less than reasonable care, to prevent the unauthorized use, dissemination or publication of the Confidential Information. Each party agrees to promptly advise the other of any unauthorized disclosure or use of the Confidential Information by any person.

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15.

No Use of Trademarks/Trade Names. This Agreement does not create, and neither party will have any right in or to the use of, any mark, name or logo of the other party. ECM is, however, hereby granted a nonexclusive right to use Manufacturer's marks, names or logos to identify itself as an authorized distributor of the Products and for advertising and promoting its services under this Agreement solely on or in relation to the Product for the purpose of exercising its rights and performing its obligations under this Agreement. Manufacturer is hereby granted a nonexclusive right to use ECM's marks, names or logos to identify ECM as an authorized distributor of the Products. Such authorization shall cease immediately upon the expiration or termination, for any reason, of this Agreement All marketing catalogues, sales brochures, manuals and all other information and material relating to the Product shall not be used by ECM without first obtaining the prior approval of Manufacturer. All inventory specific to the Manufacturer at ECM will be returned to the Manufacturer and the Manufacturer will reimburse ECM for the full value of the inventory based on the original price paid.

16.	Cooperative Marketing. Manufacturer may in its sole discretion participate in the cost of ECM's promotional programs and other marketing efforts.

17.	General Provisions.

a.

Independent Contractors. Manufacturer and ECM are independent contractors and neither will be considered the representative or agent of the other for any purpose. Nothing contained in this Agreement will be construed to establish a partnership, agency, joint venture, employment relationship or other relationship that would allow either party to make representations or warranties on behalf of the other except as expressly set forth herein.

b.

Assignment. Neither party may assign this Agreement in whole or in part without the prior written consent of the other, which consent will not be unreasonably withheld. This Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

C.

Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter herein and supersedes all prior agreements between the parties. Amendments to this Agreement must be in writing, signed by the duly authorized officers of the parties, specifically stating that such amendments are made pursuant to this Agreement.

d.

No Implied Waivers. The failure of either party at any time to require performance by the other of any provision of this Agreement will not affect the right of such party to require performance at any time after, nor will the waiver of either party of a breach of any provision of this Agreement be taken or held to be a waiver of a provision itself.

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e.

Severability. In the event any provision of this Agreement is ruled invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement will remain in effect and will not in any way be affected or impaired by such ruling.

f.

Force Maje ure. Neither party will be liable for failure to fulfill its obligations under this Agreement or any purchase order issued hereunder or for delays in delivery due to causes beyond its reasonable control, including, but not limited to, acts of God, acts of terrorism, epidemic, acts or omissions of the other party, man- made or natural disasters, strikes, delays in transportation or inability to obtain labor or materials through its regular sources. The time for performance of any such obligation will be extended for the time period lost by reason of the delay.

g.

Conflicting Terms. The parties agree that the terms and conditions of this Agreement will prevail notwithstanding contrary or additional terms in any purchase order, sales acknowledgment, confirmation or any other document issued by either party affecting the purchase or sale of the Products.

h.

Notices and Consents. Notices, consents and other communications by either party under this Agreement shall be deemed given when delivered in person or by facsimile, or on the third business day after being deposited in the United States mail as certified mail, postage prepaid, or on the first business day after being delivered to an overnight commercial courier, addressed as follows:

If to Manufacturer:

AmpliTech Inc

620 Johnson Avenue

Bohemia, NY 11716

Attention: Fawad Maqbool

Facsimile: 631-521-7871

Ifto ECM:

East Coast Microwave Sales & Distribution, LLC.

70 Tower Office Park

Woburn, MA 01801

Attention: Alan K. Mond

Facsimile: 781-279-9034

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i.

Governing Law; Jurisdiction and Venue. This Agreement will be interpreted in accordance with the laws of the State of Massachusetts without reference to its conflict of laws principles. The parties irrevocably agree that all actions or proceedings in any way, manner or respect arising out of or from or related to this Agreement will be litigated only in courts having sites within Middlesex County, Massachusetts. Each party hereby consents and submits to the exclusive jurisdiction of any local, state or federal court located within Middlesex County, Massachusetts and waives any right such party may have to transfer the venue of any such litigation.

j.

Prevailing Party. The prevailing party in any legal action brought by one party against the other and arising out of this Agreement will be entitled, in addition to any other rights and remedies available to it at law or in equity, to reimbursement from the non-prevailing party for its costs and expenses, including reasonable attorney's fees and court costs, incurred with respect to bringing and maintaining any such action, provided that such costs and expenses are awarded to the prevailing party in the legal action.

k.	Headings. The section or paragraph headings or titles herein are for convenience of reference only and will not be deemed a part of this Agreement.

l.

Counterparts. This Agreement may be executed in counterparts and may be delivered by facsimile or electronic mail in .pdf format, each of which will be considered an original and which, when taken together, shall be considered a single agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Distribution Agreement as of the Effective Date.

AMPLITECH INC. a New York Corporation		EAST COAST MICROWAVE SALES & DISTRIBUTION LLC A Massachusetts corporation

By:	/s/ Fawad Maqbool	By:	/s/ Alan K. Mond
	Fawad Maqbool, Chief Executive Officer		Alan K. Mond, President

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